NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215)997-8577

For Further Information Contact:            Visit our Home Page:
Mathias J. Barton, CFO                     www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the Second Quarter Ended June 30, 2007

         Colmar, Pennsylvania (August 1, 2007) - Dorman Products, Inc., (NASDAQ:DORM) today announced financial results for the second quarter ended June 30, 2007.

         Sales in the three months ended June 30, 2007 increased 16% to $85.8 from $74.2 million in the same period last year. Revenues for the six months ended June 30, 2007 were up 12% to $160.1 million from $143.1 million last year. Revenues increased as a result of higher new product sales and two large product line updates that shipped during the quarter. Approximately 1% of the 2007 net sales increase was due to the favorable effect of foreign currency exchange.

         Reported net income in the second quarter of 2007 was $5.8 million compared to net income of $0.9 million in the same period last year. Reported diluted earnings per share in the second quarter of 2007 were $0.32 compared to $0.05 in the same period last year. Excluding the vacation adjustment, goodwill impairment and deferred tax write off discussed below, net income in the second quarter of 2007 was $5.5 million compared to net income of $4.1 million in the same period last year and diluted EPS in the second quarter of 2007 increased 35% to $0.31 from $0.23 in the same period last year.

         For the thirteen weeks ended June 30, 2007 and July 1, 2006:

        o Gross profit margin decreased to 33.9% from 36.0% in the same period last year. The decrease is the result of higher customer allowances and initiatives designed to maintain and increase market share for us and our customers. We partially offset the impact of these initiatives through material cost savings from suppliers and lower required provisions for excess and obsolete inventory.

        o Selling, general and administrative expenses decreased 1% despite the 16% sales increase, and declined from 26.1% to 22.4% of sales. We were able to offset inflationary cost increases and variable spending increases related to sales growth with cost reductions and a $0.3 million reduction in vacation expense due to the vacation policy change mentioned below. Also, results for the three months ended July 1, 2006 include a $0.6 million charge for the write-off of accounts receivable after the loss of two large customers of our Swedish subsidiary.

        o Interest expense, net, decreased to $0.5 million from $0.6 million due to lower overall borrowing levels. o Our effective tax rate decreased to 38.2% from 76.1% in the same period last year. The decrease is the result of the $2.9 million goodwill impairment charge in 2006 which was not tax deductible and therefore had no income tax benefit associated with it. In addition, the Company's provision for income taxes for the thirteen weeks ended July 1, 2006, included a $0.3 million charge to write off deferred tax assets.

         Reported net income in the first six months of 2007 was $9.8 million compared to net income of $4.3 million in the same period last year. Reported diluted earnings per share in the six months ended June 30, 2007 were $0.54 compared to $0.24 in the same period last year. Excluding the vacation adjustment, goodwill impairment and deferred tax write off discussed below, net income in the first six months of 2007 was $9.3 million compared to net income of $7.6 million in the same period last year and diluted EPS for the six months ended June 30, 2007 increased 24% to $0.52 from $0.42 in the same period last year.

         Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change will result in a reduction in our vacation accrual of approximately $1.6 million in 2007. Results for the three months and six months ended June 30, 2007 include vacation expense reductions of $0.1 million and $0.2 million in cost of goods sold and $0.3 million and $0.6 million in selling, general and administrative expenses, respectively.

         Results for the second quarter and six months ended July 1, 2006 include a one-time $3.2 million non-cash write-down for goodwill impairment ($2.9 million or $0.16 per share) and the write off of deferred tax benefits ($0.3 million or $0.02 per share) associated with the Company's Swedish subsidiary.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Customers at all levels continue to benefit from our new product offerings. Operating expenses were essentially flat despite strong top line growth, which provided bottom line leverage to drive our profit growth. Our Spring 2007 Service Dealer Guide was well received and contributed to the sales growth as well. We plan to build on this success with our fall 2007 guide which will begin to be distributed to over 600,000 parts distributors and service dealers in the fourth quarter of 2007. In addition, we will make further controlled investments in new product infrastructure in the second half of the year to generate additional long term growth for our customers and our business."

         Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman automotive parts and hardware are marketed under the OE Solutions (TM), HELP!
(R), AutoGrade (TM), Second Stop (TM), Conduct-Tite (R), Pik-A-Nut (R) and Scan-Tech (R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2006 Annual Report on Form 10-K under "Item 1A - Risk Factors."

                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                             13 Weeks             13 Weeks
Second Quarter (unaudited)               6/30/07      Pct     7/01/06      Pct.
Net sales                                $85,796     100.0    $74,187     100.0
Cost of goods sold                        56,726      66.1     47,500      64.0
Gross profit                              29,070      33.9     26,687      36.0
Selling, general and
 administrative expenses                  19,225      22.4     19,333      26.1
Goodwill impairment                            -         -      2,897       3.9
Income from operations                     9,845      11.5      4,457       6.0
Interest expense, net                        512       0.6        631       0.8
Income before income taxes                 9,333      10.9      3,826       5.2
Provision for income taxes                 3,565       4.2      2,910       4.0
Net income                               $ 5,768       6.7    $   916       1.2
Earnings per share
     Basic                               $  0.33         -    $  0.05         -
     Diluted                             $  0.32         -    $  0.05         -
Average shares outstanding
     Basic                                17,688         -     17,730         -
     Diluted                              18,129         -     18,147         -

                                              26 Weeks            26 Weeks
Second Quarter (unaudited)               6/30/07      Pct.   7/01/06       Pct.
Net sales                               $160,089     100.0  $143,052      100.0
Cost of goods sold                       105,243      65.7    91,676       64.1
Gross profit                              54,846      34.3    51,376       35.9
Selling, general and
 administrative expenses                  38,010      23.8    37,992       26.6
Goodwill impairment                            -         -     2,897        2.0
Income from operations                    16,836      10.5    10,487        7.3
Interest expense, net                      1,039       0.6     1,221        0.8
Income before income taxes                15,797       9.9     9,266        6.5
Provision for income taxes                 5,967       3.8     4,930        3.5
Net income                              $  9,830       6.1   $ 4,336        3.0
Earnings per share
     Basic                              $   0.56         -   $  0.24          -
     Diluted                            $   0.54         -   $  0.24          -
Average shares outstanding
     Basic                                17,689         -    17,738          -
     Diluted                              18,119         -    18,153          -



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                  6/30/07                     12/30/06
Assets:                          (unaudited)
Cash and cash equivalents        $  5,866                     $  5,080
Accounts receivable                83,102                       77,187
Inventories                        68,870                       67,768
Deferred income taxes              10,525                       10,330
Prepaid expenses                    1,309                        1,443
Total current assets              169,672                      161,808
Property & equipment               26,905                       27,963
Goodwill                           27,044                       26,958
Other assets                          906                        1,029
Total assets                     $224,527                     $217,758

Liability & Shareholders' Equity:
Current portion of long-term debt $15,253                     $  8,651
Accounts payable                   15,813                       12,822
Accrued expenses and other         11,023                       13,531
Total current liabilities          42,089                       35,004
Long-term debt and other           11,009                       20,596
Deferred income taxes               7,776                        8,315
Shareholders' equity              163,653                      153,843
Total Liabilities and Equity     $224,527                     $217,758

Selected Cash Flow Information:
(in thousands)               13 Weeks (unaudited)          26 Weeks (unaudited)
                             --------------------          --------------------
                              6/30/07     7/1/06             6/30/07     7/1/06
Depreciation and
 amortization                 $ 1,885     $1,659             $ 3,748     $3,281
Capital Expenditures          $ 1,410     $2,293             $ 2,652     $3,795

                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                    (in thousands, except per-share amounts)

         Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change will result in a reduction in our vacation accrual of approximately $1.6 million in 2007. As a result, vacation expense in cost of goods sold and selling, general and administrative expenses will be reduced during each of the fiscal quarters in 2007. Results for the second quarter and six months ended July 1, 2006 include a one-time $3.2 million non-cash write-down for goodwill impairment ($2.9 million or $0.16 per share) and the write off of deferred tax benefits ($0.3 million or $0.02 per share) associated with the Company's Swedish subsidiary. This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of these items. The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and diluted earnings per share follows:


                                                    13 Weeks (unaudited)
                                               ------------------------------
                                            06/30/07     07/01/06    % Change

   Net income, as reported                   $ 5,768      $   916      529.7%

     Less: Vacation adjustment, net of tax      (238)           -         N/A
     Add: Goodwill and deferred tax
          write offs                               -        3,216           -
                                              -------------------------------
   Net income, as adjusted                   $ 5,530      $ 4,132       33.8%
                                              -------------------------------
   Diluted EPS, as reported                  $  0.32      $  0.05      540.0%

     Less: Vacation adjustment, net of tax     (0.01)           -         N/A
     Add: Goodwill and deferred tax
          write offs                               -         0.18           -
                                              -------------------------------
   Diluted EPS, as adjusted                  $  0.31      $  0.23       34.8%
                                             ________________________________


                                                   26 Weeks (unaudited)
                                               ------------------------------
                                            06/30/07     07/01/06    % Change

   Net income, as reported                   $ 9,830      $ 4,336      126.7%

     Less: Vacation adjustment, net of tax      (487)           -         N/A
     Add: Goodwill and deferred tax
          write offs                               -        3,216           -
                                              -------------------------------
   Net income, as adjusted                   $ 9,343      $ 7,552       23.7%
                                              -------------------------------
   Diluted EPS, as reported                  $  0.54      $  0.24      125.0%

     Less: Vacation adjustment, net of tax     (0.02)           -         N/A
     Add: Goodwill and deferred tax
          write offs                               -         0.18           -
                                              -------------------------------
   Diluted EPS, as adjusted                  $  0.52      $  0.42       23.8%
                                             ________________________________